Exhibit 99.2

SBE, Inc.
2006 Equity Incentive Plan

Option Grant Notice

SBE, Inc. (the “Company”), pursuant to its 2006 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Exercise Schedule:
1/4th of the shares vest and become exercisable one year after the Vesting Commencement Date; the balance of the shares vest and become exercisable in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒	By cash or check
☒	Pursuant to a Regulation T Program if the Shares are publicly traded
☒	By delivery of already-owned shares if the Shares are publicly traded
☐	By net exercise[2]

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Option Agreement, and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

Other Agreements:

 1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.
2 An Incentive Stock Option may not be exercised by a net exercise arrangement.

SBE, Inc.	Optionholder:

By:
Signature	Signature
Title:	Date:
Date:

Attachments: Option Agreement, 2006 Equity Incentive Plan, and Notice of Exercise

SBE, Inc.
2006 Equity Incentive Plan

Option Agreement

(Incentive Stock Option or Nonstatutory Stock Option)

Pursuant to your Option Grant Notice (“Grant Notice”) and this Option Agreement, SBE, Inc. (the “Company”) has granted you an option under its 2006 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) [By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to you as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations.]

4. Whole Shares. You may exercise your option only for whole shares of Common Stock.

5. Securities Law Compliance.

(a) Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. Representations.

(a) You hereby acknowledge that the sale of the shares of Common Stock have not been qualified with the Commissioner of Corporations of the State of California, and the issuance of such shares or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful unless the sale of such shares is exempt from qualification by Section 25100, 25102 or 25105 of the California Corporations Code. The rights of all parties to this Option Agreement are expressly conditioned unless the sale is so exempt.

(b) Shares of Common Stock are being acquired for investment purposes only for your own account, and not as a nominee or agent, and not with a view to the resale or distribution of all or any part of the Common Stock. You are prepared to hold the shares of Common Stock for an indefinite period and have no present intention of selling, granting any participating interest in, or otherwise distributing any of the Common Stock. You do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant a participating interest in, any of the shares of Common Stock.

(c) You have a preexisting personal or business relationship with either the Company or certain Board members or officers of the Company which is of a nature and duration sufficient to make you aware of the character, business acumen and general business and financial circumstances of the Company and/or such Board members or officers. In addition, you have been furnished with, and has had access to, such information concerning the Company’s business, management and financial condition as you consider necessary or appropriate for deciding whether to invest in the shares of Common Stock, and you have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the shares of Common Stock.

(d) You are able to fend for yourself in the transactions contemplated by this Option Agreement, can bear the economic risk of investment in the shares of Common Stock and have such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of the investment in the Common Stock. You are fully aware of: (i) the speculative nature of the investment in the Common Stock, and (ii) the financial risk involved.

7. Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death; provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 5, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b) twelve (12) months after the termination of your Continuous Service due to your Disability;

(c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d) the Expiration Date indicated in your Grant Notice; or

(e) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

8. Exercise.

(a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

9. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

10. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. Withholding Obligations.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

12. Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

Notice Of Exercise

SBE, Inc.
4000 Executive Parkway, Suite 200

San Ramon, CA 94583Date of Exercise: _______________

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	☐ Incentive	☐ Nonstatutory
Stock option dated:	_______________
Number of shares as to which option is exercised:	_______________
Certificates to be issued in name of:	_______________
Total exercise price:	$______________
Cash payment delivered herewith:	$______________
Value of ________ shares of SBE, Inc. Common Stock delivered herewith[3] :	$______________
By this exercise, I agree (i) to provide such additional documents as may be required pursuant to the terms of the SBE, Inc. 2006 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

I hereby acknowledge that the sale of the shares of Common Stock have not been qualified with the Commissioner of Corporations of the State of California, and the issuance of such shares or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful unless the sale of such shares is exempt from qualification by Section 25100, 25102 or 25105 of the California Corporations Code.

3  Shares must meet the public trading requirements set forth in the option. Shares must be valued in accordance with the terms of the option being exercised, must have been owned for the minimum period required in the option, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

I hereby acknowledge that shares of Common Stock are being acquired for investment purposes only for my own account, and not as a nominee or agent, and not with a view to the resale or distribution of all or any part of the shares of Common Stock. I am prepared to hold the shares of Common Stock for an indefinite period and have no present intention of selling, granting any participating interest in, or otherwise distributing any of the Common Stock. I do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant a participating interest in, any of the shares of Common Stock.

I have a preexisting personal or business relationship with either the Company or certain Board members or officers of the Company which is of a nature and duration sufficient to make me aware of the character, business acumen and general business and financial circumstances of the Company and/or such Board members or officers. In addition, I have been furnished with, and have had access to, such information concerning the Company’s business, management and financial condition as I consider necessary or appropriate for deciding whether to invest in the shares of Common Stock, and I have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the shares of Common Stock.

I am are able to fend for myself in the transactions contemplated by this exercise of my option, can bear the economic risk of investment in the shares of Common Stock and have such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of the investment in the Common Stock. I am fully aware of: (i) the speculative nature of the investment in the Common Stock, and (ii) the financial risk involved.

Very truly yours,

SBE, Inc.
Stock Bonus Grant Notice
(2006 Equity Incentive Plan)
(Fully Vested)

SBE, Inc. (the “Company”), pursuant to Section 7 of the Company’s 2006 Equity Incentive Plan (the “Plan”), hereby awards to you that number of shares of the Company’s Common Stock set forth below (the “Award”), subject to your execution of this Stock Bonus Grant Notice. This Award shall be governed by the terms of this Stock Bonus Grant Notice, the Plan and the attached Stock Bonus Award Agreement (the “Award Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the Award Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety.

Participant:
Date of Grant:
Number of Shares Subject to Award:
Payment for Common Stock:	Participant’s past services to the Company

Vesting Schedule: The shares subject to the Award are fully vested.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Stock Bonus Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Bonus Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on that subject with the exception of Awards previously granted and delivered to Participant under the Plan

SBE, Inc.	Participant

By:
Signature	Signature
Title:	Date:
Date:

Attachments:  Award Agreement and 2006 Equity Incentive Plan

SBE, Inc.
2006 Equity Incentive Plan
Stock Bonus Award Agreement

Pursuant to the Stock Bonus Grant Notice (“Grant Notice”) and this Stock Bonus Award Agreement (“Agreement”), SBE, Inc. (the “Company”) has awarded you (“Participant”), pursuant to Section 7 of the Company’s 2006 Equity Incentive Plan Plan (the “Plan”), that number of shares of the Company’s Common Stock indicated in the Grant Notice (collectively, the “Award”). The Award is granted in exchange for past services rendered by you to the Company or an Affiliate. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

14. Acquisition of Shares. Upon your execution of the Grant Notice, the Company will issue to you the aggregate number of shares of Common Stock specified in your Grant Notice for the consideration set forth in Section 16 and subject to all of the terms and conditions of the Award and the Plan.

15. Closing. Your acquisition of the shares shall be consummated as follows:

A. You will acquire the shares by delivering your Grant Notice, executed by you in the manner required by the Company, to the Corporate Secretary of the Company, or to such other person as the Company may designate, during regular business hours, on the date that you have executed the Grant Notice (or at such other time and place as you and the Company may mutually agree upon in writing) (the “Closing Date”).

B. The Company will direct the transfer agent for the Company to deliver to the Escrow Agent, pursuant to the terms of Section 37 below, the certificate or certificates evidencing the shares of Common Stock being acquired by you. Notwithstanding the foregoing, you acknowledge and agree that any such shares may be held in book entry form directly registered with the transfer agent or in such other form as the Company may determine.

16. Consideration. The shares of Common Stock to be issued to you on the Closing Date shall be deemed paid in whole in exchange for past services rendered to the Company or an Affiliate in the amounts and to the extent required by law.

17. Restrictive Legends. The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, as determined by the Company.

18. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate.

19. Withholding Obligations. At the time your Award is granted, or at any time thereafter as requested by the Company, you hereby authorize withholding from any amounts payable to you, or otherwise agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate, if any, which arise in connection with your Award. In the Company’s sole discretion, the Company may elect, and you hereby authorize the Company, to withhold shares of Common Stock awarded hereby in such amounts as the Company determines are necessary to satisfy your obligation pursuant to the preceding sentence. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

20. Tax Consequences.  You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. You understand that the Internal Revenue Code provides that the fair market value of the shares of Common Stock awarded hereby as of the date of the award is taxable to you as ordinary income.

21. Notices. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:	SBE, Inc. Attn: Chief Financial Officer 4000 Executive Parkway, Suite 200 San Ramon, CA 94583-1369

Participant:	Your address as on file with the Company at the time notice is given

22. Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

23. Miscellaneous.

C. The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

D. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

E. You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

F. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

G. All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

24. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

25. Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

26. Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

27. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

28. Other Documents. You hereby acknowledge receipt of a prospectus describing the material terms and conditions of the Award. In addition, you acknowledge receipt of the Company’s Insider Trading Policy.

* * * * *

This Stock Bonus Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Stock Bonus Grant Notice to which it is attached.

SBE, Inc.
Stock Bonus Grant Notice
(2006 Equity Incentive Plan)
(Subject to Vesting)

SBE, Inc. (the “Company”), pursuant to Section 7 of the Company’s 2006 Equity Incentive Plan (the “Plan”), hereby awards to you that number of shares of the Company’s Common Stock set forth below (the “Award”), subject to your execution of this Stock Bonus Grant Notice. This Award shall be governed by the terms of this Stock Bonus Grant Notice, the Plan and the attached Stock Bonus Award Agreement (the “Award Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the Award Agreement and the Plan, each of which are attached hereto and incorporated herein in their entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Award:
Payment for Common Stock:	Participant’s past services to the Company

Vesting Schedule: The shares subject to the Award shall vest with respect to 1/4th of the shares on the first anniversary of the Vesting Commencement Date and with respect to 1/8 of the shares on the same day of each month thereafter for the six months following the Vesting Commencement Date; provided, however, that such vesting will occur only if the Participant’s Continuous Service has not terminated prior to each such vesting date.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Stock Bonus Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Stock Bonus Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on that subject with the exception of Awards previously granted and delivered to Participant under the Plan

SBE, Inc.	Participant

By:
Signature	Signature
Title:	Date:
Date:

Attachments:  Award Agreement and 2006 Equity Incentive Plan

SBE, Inc.
2006 Equity Incentive Plan
Stock Bonus Award Agreement

Pursuant to the Stock Bonus Grant Notice (“Grant Notice”) and this Stock Bonus Award Agreement (“Agreement”), SBE, Inc. (the “Company”) has awarded you (“Participant”), pursuant to Section 7 of the Company’s 2006 Equity Incentive Plan Plan (the “Plan”), that number of shares of the Company’s Common Stock indicated in the Grant Notice (collectively, the “Award”). The Award is granted in exchange for past services rendered by you to the Company or an Affiliate. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

29. Acquisition of Shares. Upon your execution of the Grant Notice, the Company will issue to you the aggregate number of shares of Common Stock specified in your Grant Notice for the consideration set forth in Section 16 and subject to all of the terms and conditions of the Award and the Plan.

30. Closing. Your acquisition of the shares shall be consummated as follows:

H. You will acquire the shares by delivering your Grant Notice, executed by you in the manner required by the Company, to the Corporate Secretary of the Company, or to such other person as the Company may designate, during regular business hours, on the date that you have executed the Grant Notice (or at such other time and place as you and the Company may mutually agree upon in writing) (the “Closing Date”).

I. The Company will direct the transfer agent for the Company to deliver to the Escrow Agent, pursuant to the terms of Section 37 below, the certificate or certificates evidencing the shares of Common Stock being acquired by you. Notwithstanding the foregoing, you acknowledge and agree that any such shares may be held in book entry form directly registered with the transfer agent or in such other form as the Company may determine.

31. Consideration. The shares of Common Stock to be issued to you on the Closing Date shall be deemed paid in whole in exchange for past services rendered to the Company or an Affiliate in the amounts and to the extent required by law.

32. Vesting. The shares will vest as provided in the Vesting Schedule set forth in your Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service. Shares acquired by you that have vested in accordance with the Vesting Schedule set forth in the Grant Notice and this Section 32 or any other provision of the Plan are “Vested Shares.” Shares acquired by you pursuant to this Agreement that are not Vested Shares are “Unvested Shares.”

33. Right of Reacquisition. The Company shall simultaneously with the termination of your Continuous Service automatically reacquire (the “Reacquisition Right”) for no consideration all of the Unvested Shares, unless the Company agrees to waive its Reacquisition Right as to some or all of the Unvested Shares. Any such waiver shall be exercised by the Company by written notice to you or your representative (with a copy to the Escrow Agent, as defined below) within 90 days after the termination of your Continuous Service, and the Escrow Agent may then release to you the number of Unvested Shares not being reacquired by the Company. If the Company does not waive its reacquisition right as to all of the Unvested Shares, then upon such termination of your Continuous Service, the Escrow Agent shall transfer to the Company the number of Unvested Shares the Company is reacquiring. The Reacquisition Right shall expire when all of the shares have become Vested Shares.

34. Capitalization Changes. The number of shares of Common Stock subject to your Award and referenced in your Grant Notice may be adjusted from time to time for changes in capitalization pursuant to Section 11(a) of the Plan.

35. Certain Corporate Transactions. In the event of a Corporate Transaction as defined in the Plan, the Reacquisition Right may be assigned by the Company to the successor of the Company (or such successor’s parent corporation), if any, in connection with such transaction. To the extent the Reacquisition Right remains in effect following such transaction, it shall apply to the new capital stock or other property received in exchange for the Common Stock in consummation of the transaction, but only to the extent the Common Stock was at the time covered by such right.

36. Securities Law Compliance. You may not be issued any Common Stock under your Award unless the shares of Common Stock are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

37. Escrow of Unvested Common Stock. As security for your faithful performance of the terms of this Agreement and to insure the availability for delivery of your Common Stock upon execution of the Reacquisition Right provided in Section 33, above, you agree to the following “Joint Escrow” and “Joint Escrow Instructions,” and you and the Company hereby authorize and direct the Corporate Secretary of the Company or the Corporate Secretary’s designee (“Escrow Agent”) to hold the documents delivered to Escrow Agent pursuant to the terms of this Agreement and of your Grant Notice, in accordance with the following Joint Escrow Instructions:

(a) In the event you cease your Continuous Service, the Company shall pursuant to the Reacquisition Right, automatically reacquire for no consideration all Unvested Shares, as of the date of such termination, unless the Company elects to waive such right as to some or all of the Unvested Shares. If the Company (or its assignee) elects to waive the Reacquisition Right, the Company or its assignee will give you and Escrow Agent a written notice specifying the number of shares of stock not to be reacquired. You and the Company hereby irrevocably authorize and direct Escrow Agent to close the transaction contemplated by such notice as soon as practicable following the date of termination of service in accordance with the terms of this Agreement and the notice of waiver, if any.

(b) Vested Shares shall be delivered to you upon your request given in the manner provided in Section 21 for providing notice.

(c) At any closing involving the transfer or delivery of some or all of the property subject to the Grant Notice and this Agreement, Escrow Agent is directed (i) to date any stock assignments necessary for the transfer in question, (ii) to fill in the number of shares being transferred, and (iii) to deliver same, together with the certificate, if any, evidencing the shares of Common Stock to be transferred, to you or the Company, as applicable.

(d) You irrevocably authorize the Company to deposit with Escrow Agent the certificates, if any, evidencing shares of Common Stock to be held by Escrow Agent hereunder and any additions and substitutions to said shares as specified in this Agreement. You do hereby irrevocably constitute and appoint Escrow Agent as your attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

(e) This escrow shall terminate upon the expiration or application in full of the Reacquisition Right, whichever occurs first, and the completion of the tasks contemplated by these Joint Escrow Instructions.

(f) If at the time of termination of this escrow, Escrow Agent should have in its possession any documents, securities, or other property belonging to you, Escrow Agent shall deliver all of same to you and shall be discharged of all further obligations hereunder.

(g) Except as otherwise provided in these Joint Escrow Instructions, Escrow Agent’s duties hereunder may be altered, amended, modified, or revoked only by a writing signed by all of the parties hereto.

(h) Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties or their assignees. Escrow Agent shall not be personally liable for any act Escrow Agent may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for you while acting in good faith and any act done or omitted by Escrow Agent pursuant to the advice of Escrow Agent’s own attorneys shall be conclusive evidence of such good faith.

(i) Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court. In case Escrow Agent obeys or complies with any such order, judgment, or decree of any court, Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

(j) Escrow Agent shall not be liable in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(k) Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with Escrow Agent.

(l) Escrow Agent’s responsibilities as Escrow Agent hereunder shall terminate if Escrow Agent shall cease to be the Secretary of the Company or if Escrow Agent shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company or other person who in the future assumes the position of Secretary for the Company as successor Escrow Agent and you hereby confirm the appointment of such successor or successors as your attorney-in-fact and agent to the full extent of such successor Escrow Agent’s appointment.

(m) If Escrow Agent reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

(n) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, Escrow Agent is authorized and directed to retain in its possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

(o) By signing this Agreement below Escrow Agent becomes a party hereto only for the purpose of said Joint Escrow Instructions in this Section 37; Escrow Agent does not become a party to any other rights and obligations of this Agreement apart from those in this Section 37.

(p) Escrow Agent shall be entitled to employ such legal counsel and other experts as Escrow Agent may deem necessary properly to advise Escrow Agent in connection with Escrow Agent’s obligations hereunder. Escrow Agent may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company shall be responsible for all fees generated by such legal counsel in connection with Escrow Agent’s obligations hereunder.

(q) These Joint Escrow Instructions set forth in this Section 37 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “Escrow Agent” or “Escrow Agent’s” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

38. Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

39. Irrevocable Power of Attorney. You constitute and appoint the Company’s Secretary as attorney-in-fact and agent to transfer said Common Stock on the books of the Company with full power of substitution in the premises, and to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated. This is a special power of attorney coupled with an interest (specifically, the Company’s underlying security interest in retaining the shares of Common Stock in the event you do not perform the requisite services for the Company), and is irrevocable and shall survive your death or legal incapacity. This power of attorney is limited to the matters specified in this Agreement.

40. Rights as Stockholder. Subject to the provisions of this Agreement, you shall have the right to exercise all rights and privileges of a stockholder of the Company with respect to the shares deposited in the Joint Escrow. You shall be deemed to be the holder of the shares for purposes of receiving any dividends that may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of the shares are Unvested Shares.

41. Transfer Restrictions. In addition to any other limitation on transfer created by applicable securities laws, you shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Common Stock while such shares of Common Stock are Unvested Shares or continue to be held in the Joint Escrow; provided, however, that an interest in such shares may be transferred pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended (the “Code”) or Title I of the Employee Retirement Income Security Act of 1974, as amended. After any Common Stock has been released from the Joint Escrow, you shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Common Stock except in compliance with the provisions herein and applicable securities laws. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock pursuant to this Agreement.

42. Non-transferability of the Award. Your Award (except for Vested Shares issued pursuant thereto) is not transferable except by will or by the laws of descent and distribution. In the event of the termination of your Continuous Service prior to the Closing Date, the closing contemplated in this Agreement shall not occur.

43. Restrictive Legends. The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, as determined by the Company.

44. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate.

45. Withholding Obligations. At the time your Award is granted, or at any time thereafter as requested by the Company, you hereby authorize withholding from any amounts payable to you, or otherwise agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate, if any, which arise in connection with your Award. In the Company’s sole discretion, the Company may elect, and you hereby authorize the Company, to withhold Vested Shares in such amounts as the Company determines are necessary to satisfy your obligation pursuant to the preceding sentence. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

46. Tax Consequences.  You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. You understand that Section 83 of the Code taxes as ordinary income to you the fair market value of the shares of Common Stock as of the date any restrictions on the shares lapse (that is, as of the date on which part or all of the shares vest). In this context, “restriction” includes the right of the Company to reacquire the shares pursuant to its Reacquisition Right. You understand that you may elect to be taxed on the fair market value of the shares at the time the shares are acquired rather than when and as the Company’s Reacquisition Right expires by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the date you acquire the shares pursuant to your Award. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THE FILING ON YOUR BEHALF. You further acknowledge that you are aware that should you file an election under Section 83(b) of the Code and then subsequently forfeit the shares, you will not be able to report as a loss the value of any shares forfeited and will not get a refund of any of the tax paid.

47. Notices. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:	SBE, Inc. Attn: Chief Financial Officer 4000 Executive Parkway, Suite 200 San Ramon, CA 94583-1369

Participant:	Your address as on file with the Company at the time notice is given

Escrow Agent:	SBE, Inc. Attn: Corporate Secretary 4000 Executive Parkway, Suite 200 San Ramon, CA 94583-1369

48. Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

49. Miscellaneous.

J. The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

K. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

L. You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

M. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

N. All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

50. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

51. Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

52. Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

53. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

54. Other Documents. You hereby acknowledge receipt of a prospectus describing the material terms and conditions of the Award. In addition, you acknowledge receipt of the Company’s Insider Trading Policy.

* * * * *

This Stock Bonus Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Stock Bonus Grant Notice to which it is attached.

The Escrow Agent hereby acknowledges and accepts its rights and responsibilities pursuant to Section 37, above.

___________________________
Escrow Agent